MEMBERS Life Insurance Company

Britney Schnathorst

Associate General Counsel

Office of General Counsel

Phone: 608.665.4184

E-mail: Britney.schnathorst@trustage.com

October 18, 2023

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:         MEMBERS Life Insurance Company

TruStage™ ZoneChoice Annuity

Registration Statement on Form S-1

File No. 333-271753

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, MEMBERS Life Insurance Company requests that the effective date of this, Post-Effective Amendment 3, Registration Statement filed on Form S-1, File No. 333-271753, be accelerated to October 20, 2023, or as soon thereafter as reasonably practicable.

MEMBERS LIFE INSURANCE COMPANY

By: /s/Britney Schnathorst

Britney Schnathorst, Associate General Counsel

  CUNA Brokerage Services, Inc.

Paul D. Barbato

Secretary

Phone: 608.665.7936

Fax: 608.218.2302

E-mail: Paul.barbato@trustage.com

October 18, 2023

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:         MEMBERS Life Insurance Company

TruStage™ ZoneChoice Annuity

Registration Statement on Form S-1

File No. 333-271753

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, CUNA Brokerage Services, Inc. requests that the effective date of this, Post-Effective Amendment 3, Registration Statement filed on Form S-1, File No. 333-271753, be accelerated to October 20, 2023, or as soon thereafter as reasonably practicable.

CUNA BROKERAGE SERVICES, INC.

By: /s/Paul D. Barbato

Paul D. Barbato, Secretary